MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003

Consent of Independent Registered Certified Public Accountants

June 13, 2007

MH & SC, Inc.
3505 Castlegate Ct.
Lexington, KY 40502

I consent to the inclusion in the Registration Statement on Amendment 3 of Form SB-2 of MH & SC, Inc., my audit report for MH & SC, Inc. (formerly Help-U-Drive, Inc.) (the “Company”) for the period January 30, 2006 (Inception) through December 31, 2006 dated February 5, 2007, except for Note 10 which is dated May 3, 2007 and the audited report for My Health & Safety Supply Company, LLC for the years ended December 31, 2005 and 2004 which is dated September 21, 2006.

Respectfully submitted,

Michael Pollack CPA
Cherry Hill, NJ